Exhibit 3.3


                           ELITE PHARMACEUTICALS, INC.

                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
                             RIGHTS AND LIMITATIONS
                                       OF
                     SERIES D 8% CONVERTIBLE PREFERRED STOCK

                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW

         Elite Pharmaceuticals, Inc. (the "CORPORATION"), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies that on September 15, 2008, the following resolutions were adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the DGCL:

            WHEREAS, the Board of Directors of the Corporation (the "BOARD") is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

            WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, 30,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:


                TERMS OF SERIES D 8% CONVERTIBLE PREFERRED STOCK

                  SECTION 1. DEFINITIONS. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

                  "ALTERNATE CONSIDERATION" shall have  the meaning set forth in
Section 7(e).

                  "AMENDMENT" means the amendment to the Corporation's articles of incorporation, and a restatement thereof, that increases the number of authorized shares of Common Stock from 150,000,000 shares to 200,000,000 shares.


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


                  "AUTHORIZED SHARE APPROVAL" means the vote by the shareholders of the Corporation to approve the Amendment and the filing by the Corporation of the Amendment with the Secretary of State the State of Delaware and the acceptance of the Amendment by the Secretary of State the State of Delaware.

                  "AUTHORIZED SHARE APPROVAL DATE" means the date when all of the actions set forth in the definition of the Authorized Share Approval have been completed.

                  "BANKRUPTCY EVENT" means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the
         Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the
         Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

                  "BASE  CONVERSION  PRICE"  shall have the meaning set forth in
         Section 7(b).

                  "BENEFICIAL OWNERSHIP LIMITATION" shall have the meaning set forth in Section 6(c).

                  "BUSHIDO" shall have the meaning set forth in Section 4.

                  "BUSINESS DAY" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

                  "BUY-IN"   shall  have  the   meaning  set  forth  in  Section
         6(e)(iii).

                  "CASH REDEMPTION TRIGGERING EVENTS" shall have the meaning set forth in Section 9(b).

                  "CHANGE OF CONTROL TRANSACTION" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or "group" (as



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

         described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 40% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (i) through
         (iv) above.

                  "CLOSING   DATE"  means  the  Trading  Day  when  all  of  the
         Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) the Holders' obligations to pay the Subscription Amount and (ii) the Corporation's obligations to deliver the Securities have been satisfied or waived.

                  "COMMISSION" means the Securities and Exchange Commission.

                  "COMMON STOCK" means the Corporation's common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

                  "COMMON STOCK EQUIVALENTS" means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

                  "CONVERSION AMOUNT" means the sum of the Stated Value at issue.

                  "CONVERSION DATE" shall have the meaning set forth in Section 6(a).

                  "CONVERSION PRICE" shall have the meaning set forth in Section 6(b).



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

                  "CONVERSION SHARES" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms hereof.

                  "CONVERSION SHARES REGISTRATION STATEMENT" means a registration statement required pursuant to Section 4.19 of the Purchase Agreement that registers the resale of all Conversion Shares of the Holder, who shall be named as a "selling stockholder" therein.

                  "DILUTIVE  ISSUANCE"  shall  have  the  meaning  set  forth in
         Section 7(b).

                  "DILUTIVE ISSUANCE NOTICE" shall have the meaning set forth in
         Section 7(b).

                  "DIVIDEND  PAYMENT  DATE"  shall have the meaning set forth in
         Section 3(a).

                  "DIVIDEND  SHARE  AMOUNT"  shall have the meaning set forth in
         Section 3(a).

                  "EFFECTIVE DATE" means the earlier of (a) the effective date of a Conversion Shares Registration Statement registering the resale of all of the Conversion Shares and (b) the date on which the Conversion Shares issuable pursuant to the Transaction Documents may be sold under Rule 144 without (i) the requirements for the Corporation to be in compliance with the current public information required under Rule 144 as to such Conversion Shares and (ii) volume or manner-of-sale restrictions, as determined by the counsel to the Corporation pursuant to a written opinion letter to such effect, if such opinion letter is required by the Transfer Agent, addressed and acceptable to the Transfer Agent and the Purchasers.

                  "EQUITY CONDITIONS" means, during the period in question, as to a Holder, (i) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (ii) the Corporation shall have paid all liquidated damages and other amounts owing to such Holder in respect of the Series D Preferred Stock, (iii) (a) there is an effective Conversion Shares Registration Statement pursuant to which such Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable to such Holder pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (b) the Conversion Shares issuable to such Holder pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions as determined by the counsel to the Corporation pursuant to a written opinion letter to such effect, if such opinion letter is required by the Transfer Agent, addressed and acceptable to the Transfer Agent and the affected Holders, (iv) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares



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


         of Common Stock for the issuance of all of the shares of Common Stock issuable to such Holder pursuant to the Transaction Documents, (vi) there is no existing Triggering Event or no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (vii) the issuance of the shares in question (or, in the event of an Optional Redemption, of the issuance of all the Conversion Shares underlying the Series D Preferred Stock) to such Holder would not violate the limitations set forth in Section 6(c),
         Section  6(d) and Section 6(e)  herein,  (viii)  except with respect to
         Section 8(b), there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, and (ix) such Holder is not in possession of any information that constitutes, or may constitute, material non-public information as a result of the disclosure of such information by the Corporation or any of its Affiliates.

                  "EXCESS PREFERRED" shall have the meaning set forth in Section 6(d).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "EXEMPT ISSUANCE" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in, or an individual that operates, a business synergistic with the business of the Corporation and in which the
         Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities (each such transaction, a "STRATEGIC TRANSACTION"), (d) up to a maximum of 1,500,000 shares of Common Stock or Common Stock Equivalents (subject to adjustment for reverse and forward stock splits and the like) in any rolling 12 month period issued to consultants, vendors, financial institutions or lessors in connection with services provided by such Persons referred to in this clause (d), but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and provided that none of such shares may be registered for sale or resale by any of such holders; (e) securities issued as a dividend or distribution any of the Securities pursuant to the terms of the Transaction Documents; and (f) securities issued in connection with any stock split, stock dividend or recapitalization of the Common Stock.



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

                  "FORCED CONVERSION AMOUNT" means the sum of (i) 100% of the aggregate Stated Value then outstanding, (ii) accrued but unpaid dividends and (iii) all liquidated damages and other amounts due in respect of the Series D Preferred Stock.

                  "FORCED  CONVERSION  DATE" shall have the meaning set forth in
         Section 8(a).

                  "FORCED CONVERSION NOTICE" shall have the meaning set forth in
         Section 8(a).

                  "FORCED CONVERSION NOTICE DATE" shall have the meaning set forth in Section 8(a).

                  "FUNDAMENTAL  TRANSACTION" shall have the meaning set forth in
         Section 7(e).

                  "HOLDER" or "HOLDERS" means the holder or holders, as the case may be, of Series D Preferred Stock.

                  "INDEBTEDNESS" means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Corporation's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved.

                  "ISSUABLE MAXIMUM" shall have the meaning set forth in Section 6(d).

                  "JUNIOR SECURITIES" means the Common Stock and all other Common Stock Equivalents of the Corporation, other than those securities which are explicitly senior or PARI PASSU to the Series D Preferred Stock in dividend rights or liquidation preference, including but not limited to the Series B Preferred Stock and Series C Preferred Stock.

                  "LIQUIDATION" shall have the meaning set forth in Section 5.

                  "MIDSUMMER" shall have the meaning set forth in Section 4.

                  "NEW YORK COURTS" shall have the meaning set forth in Section 11(d).

                  "NON-CASH REDEMPTION TRIGGERING EVENTS" shall have the meaning set forth in Section 9(b).

                  "NOTICE OF  CONVERSION"  shall have the  meaning  set forth in
         Section 6(a).

                  "OPTIONAL  REDEMPTION"  shall  have the  meaning  set forth in
         Section 8(b).


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

                  "OPTIONAL REDEMPTION AMOUNT" means the sum of (i) prior to September 15, 2011, 115% of the aggregate Stated Value then outstanding or after such date, 100% of the aggregate Stated Value then outstanding, (ii) accrued but unpaid dividends and (iii) all liquidated damages and other amounts due in respect of the Preferred Stock..

                  "OPTIONAL REDEMPTION DATE" shall have the meaning set forth in
         Section 8(b).

                  "OPTIONAL REDEMPTION NOTICE" shall have the meaning set forth in Section 8(b).

                  "OPTIONAL REDEMPTION NOTICE DATE" shall have the meaning set forth in Section 8(b).

                  "ORIGINAL ISSUE DATE" means the date of the first issuance of any shares of the Series D Preferred Stock regardless of the number of transfers of any particular shares of Series D Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series D Preferred Stock.

                  "PERMITTED INDEBTEDNESS" means (a) the Indebtedness existing on the Original Issue Date as set forth on the Disclosure Schedules attached to the Purchase Agreement and (b) non-equity linked lines of credit or term loans from a regulated financial institution, lease obligations and purchase money indebtedness of up to $3,000,000 in the aggregate.

                  "PERMITTED LIEN" means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Corporation) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of the Corporation's business, such as carriers', warehousemen's and mechanics' Liens, statutory landlords' Liens, and other similar Liens arising in the ordinary course of the Corporation's business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Corporation and its consolidated Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, and (c) Liens incurred in connection with Permitted Indebtedness under clause (b) thereunder, provided that such Liens are not secured by assets of the Corporation or its Subsidiaries other than the assets so acquired or leased, except that any line of credit or term loan from a regulated financial institution may be secured by a general Lien on all assets of the Corporation.

                  "PREFERRED STOCK" means the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock collectively.



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

                  "PURCHASE AGREEMENT" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SERIES B CERTIFICATE" means the Certificate of Designation of Preferences, Rights and Limitations of Series B 8% Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on March 16, 2006, as amended by the Amendment to the Certificate of Designation of Preferences, Rights and Limitations of Series B 8% Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on April 24, 2007.

                  "SERIES B PREFERRED STOCK" means the Series B 8% Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

                  "SERIES C CERTIFICATE" means the Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on April 24, 2007, as amended by the Certificate of Correction Relating to the Certificate of Designation of Preferences, Rights and Limitations of Series C 8% Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on April 25, 2007.

                  "SERIES C PREFERRED STOCK" means the Series C 8% Convertible Preferred Stock, par value $0.01 per share, of the Corporation.

                  "SERIES D PREFERRED STOCK" shall have the meaning set forth in
         Section 2.

                  "SHARE  DELIVERY  DATE"  shall have the  meaning  set forth in
         Section 6(e).

                  "SHAREHOLDER  APPROVAL"  shall have the  meaning  set forth in
         Section 6(d).

                  "STATED VALUE" shall have the meaning set forth in Section 2.

                  "SUBSCRIPTION AMOUNT" means, as to each Purchaser, the amount in United States Dollars and in immediately available funds to be paid for the Series D Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Purchaser's name on the signature page of the Purchase Agreement and next to the heading "Subscription Amount."

                  "SUBSIDIARY" shall have the meaning set forth in the Purchase Agreement.

                  "THRESHOLD PERIOD" shall have the meaning set forth in Section 8(a).



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

                  "TRADING DAY" means a day on which the principal Trading Market is open for business.

                  "TRADING MARKET" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

                  "TRANSACTION DOCUMENTS" shall have the meaning set forth in the Purchase Agreement.

                  "TRIGGERING EVENT" shall have the meaning set forth in Section 9(a).

                  "TRIGGERING REDEMPTION AMOUNT" means, for each share of Series D Preferred Stock, the sum of (a)(i) as to Cash Redemption Triggering Event, the greater of (A) 130% of the Stated Value and (B) the product of (y) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (z) the Stated Value divided by the then Conversion Price and, (ii) as to Non-Cash Redemption Triggering Events, 130% of the Stated Value, (b) all accrued but unpaid dividends thereon and (c) all liquidated damages and other costs, expenses or amounts due in respect of the Series D Preferred Stock.

                  "TRIGGERING REDEMPTION PAYMENT DATE" shall have the meaning set forth in Section 9(b).

                  "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders and reasonably acceptable to the Corporation.

                  SECTION 2. DESIGNATION, AMOUNT AND PAR VALUE. This series of preferred stock shall be designated as its Series D 8% Convertible Preferred Stock (the "SERIES D PREFERRED STOCK") and the number of shares so designated shall be 30,000 (which shall not be subject to increase without the requisite affirmative vote of the Holders as set forth in Section 4). Each share of Series D Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the "STATED VALUE").

                  SECTION 3. DIVIDENDS.

                  a) DIVIDENDS IN CASH OR IN KIND. Each Holder shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, increasing to 15% per annum after September 15, 2011, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (each such date, a "DIVIDEND PAYMENT DATE") in cash or duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the amount to be paid in shares of Common Stock, the "DIVIDEND SHARE AMOUNT"). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable
         Dividend Payment Date, in cash only; (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, in shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; (iv) if funds are not legally available for the payment of dividends and the Equity Conditions relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, then such dividends shall accrue to the next Dividend Payment Date. Notwithstanding the foregoing, with respect to the dividend payments payable on October 1, 2008 and January 1, 2009, if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to either such date, then the form of dividend payment to each Holder shall be in unregistered shares of Common Stock which will be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date, unless a Holder notifies the Corporation in writing at least 2 Business Days prior to October 1, 2008 or

         January 1, 2009, as applicable, that it wishes to defer such dividend payment until such time as the Equity Conditions have been satisfied as to such Holder, in which case the deferred dividend payment(s) shall be payable once the Equity Conditions have been satisfied as to such Holder and shall be payable to such Holder in shares of Common Stock which will be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to October 1, 2008 or January 1, 2009, as applicable. Notwithstanding the foregoing, until the date Shareholder Approval has been received and is effective, the Corporation shall not be permitted to pay dividends in shares of Common Stock if the price at which such shares are valued (as calculated pursuant to this Section 3(a)) is less than $0.16. The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6. On the Closing Date the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date. The Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to legally pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or Common Stock, the Corporation must provide the Holder with at least 20 Trading Days' notice of its election to pay a regularly scheduled dividend in Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series D Preferred Stock held by each Holder on such Dividend Payment Date. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within five Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment). If at any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock, the Corporation shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election, to the extent required by applicable law.

                  b) So long as any Series D Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities except as expressly permitted by Section 9(a)(vi). So long as any Series D Preferred Stock shall remain outstanding, (i) neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), (ii) nor shall any distribution be made in respect of, any

         Junior Securities as long as any dividends due on the Series D Preferred Stock remain unpaid, (iii) nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares PARI PASSU with the Series D Preferred Stock (other than in the case of a purchase or redemption of any shares of Series B Preferred Stock or Series C Preferred Stock that occurs simultaneous with the purchase or redemption of shares of Series D Preferred Stock provided that the Series D Preferred Stock is redeemed in full).

                  c) The Corporation acknowledges and agrees that the capital of the Corporation (as such term is used in Section 154 of the Delaware General Corporation Law) in respect of the Series D Preferred Stock and any future issuances of the Corporation's capital stock shall be equal to the aggregate par value of such Series D Preferred Stock or capital stock, as the case may be, and that, on or after the date of the Purchase Agreement, it shall not increase the capital of the Corporation with respect to any shares of the Corporation's capital stock issued and outstanding on such date. The Corporation also acknowledges and agrees that it shall not create any special reserves under Section 171 of the Delaware General Corporation Law without the prior written consent of each Holder.

                  d) The Series D Preferred Stock shall rank senior with respect to all dividend payments to any other preferred stock of the Corporation, including but not limited to the Series B Preferred Stock and Series C Preferred Stock.

                  SECTION 4. VOTING RIGHTS. Except as otherwise provided herein or as otherwise required by law, the Series D Preferred Stock shall have no voting rights. However, as long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of Holders holding at least 50.1%, in the aggregate, of the then outstanding shares of Preferred Stock (which, for the avoidance of doubt, shall include Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting as a single class), which such affirmative vote shall include the vote of Midsummer Investment, Ltd. (together with any of its Affiliates, "MIDSUMMER") and Bushido Capital Master Fund LP (together with any of its Affiliates, "Bushido") (so long as Midsummer or Bushido, as the case may be, holds in excess of $2,000,000, in the aggregate, Stated Value of Preferred Stock), (a) alter or change adversely the powers, preferences or rights given to any Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Preferred Stock, (d) increase the authorized number of shares of any series of Preferred Stock, or (e) enter into any agreement or understanding with respect to any of the foregoing. Notwithstanding the above, this Section 4 shall not apply to any security issued in connection with a Strategic Transaction that ranks as to dividends, redemption or distribution of assets upon a Liquidation that is pari passu with or junior to the Series D Preferred Stock.

                  SECTION 5. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, and any other fees or liquidated damages owing thereon for each share of Series D Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the holders of all outstanding shares of Series D Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder. The Series D Preferred Stock shall rank senior to the Series B Preferred Stock and the Series C Preferred Stock with respect to distributions upon a Liquidation.

                  SECTION 6. CONVERSION.

                  a) CONVERSIONS AT OPTION OF HOLDER. Each share of Series D Preferred Stock shall be convertible at the option of the Holder, at any time and from time to time from and after the Original Issue Date into that number of shares of Common Stock (subject to the limitations set forth in Section 6(c) and Section 6(d)) determined by dividing the Stated Value of such share of Series D Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as ANNEX A (a "NOTICE OF CONVERSION"). Each Notice of Conversion shall specify the number of shares of Series D Preferred Stock to be converted, the number of shares of Series D Preferred Stock owned prior to the conversion at issue, the number of shares of Series D Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers by facsimile such Notice of Conversion to the Corporation (the "CONVERSION DATE"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions, as the case may be, of shares of Series D Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series D Preferred Stock to the Corporation unless all of the shares of Series D Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series D Preferred
Stock promptly following the Conversion Date at issue. Shares of Series D Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

                  b) CONVERSION PRICE. The conversion price for the Series D Preferred Stock shall equal $0.20, subject to adjustment herein (the "CONVERSION PRICE").

                  c) BENEFICIAL OWNERSHIP LIMITATION.  The Corporation shall not effect any conversion of the Series D Preferred Stock, and a Holder shall not have the right to convert any portion of the Series D Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any other Person or entity acting as a group together with such Holder or any of such Holder's Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Stated Value of Series D Preferred Stock beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this
Section 6(c) applies, the determination of whether the Series D Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Series D Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Series D Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Series D Preferred Stock are convertible, in each case subject to such aggregate percentage limitations. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation's most recent Form 10-Q or Form 10-K, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The "BENEFICIAL OWNERSHIP LIMITATION" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series D Preferred Stock held by the Holder. By written notice to the Corporation, any Holder may from time to time increase or decrease the Beneficial

Ownership Limitation to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, and
(ii) any such increase or decrease will apply only to such Holder providing such written notice and not to any other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series D Preferred Stock.

                  d) TRADING MARKET LIMITATIONS. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Shareholder Approval, then the Corporation may not issue upon conversion of the Series D Preferred Stock, a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued prior to such Conversion Date (A) upon conversion of or as payment of dividends on the Series D Preferred Stock, (B) upon exercise of the Warrants issued pursuant to that certain Purchase Agreement and (C) pursuant to any warrants issued to any registered broker-dealer as a fee in connection with the Series D Preferred Stock and Warrants issued pursuant to the Purchase Agreement, would exceed 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date (such number of shares, the "ISSUABLE MAXIMUM"). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing
(x) such the number of shares of Series D Preferred Stock initially purchased by such Holder by (y) the aggregate number of shares purchased by all Holders. Such portion shall be adjusted upward ratably in the event all of the shares of Series D Preferred Stock and Warrants initially purchased by any Holder are no longer outstanding. If at any time (i) the number of shares of Common Stock which could, notwithstanding the limitation set forth herein, be issued to all Holders during the following 12 months (assuming all dividends are paid in shares of Common Stock during such period of determination based upon the VWAP at the time of any such determination) equals or exceeds the Issuable Maximum and (ii) the Corporation's voting shareholders shall not have previously approved the transactions contemplated by the Transaction Documents as may be required by an applicable rule or listing policy of a Trading Market (the "SHAREHOLDER APPROVAL"), then the Corporation shall issue to the Holder requesting conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum, and with respect to the remainder of the Series D Preferred Stock (including any accrued dividends) then held by such Holder for which a conversion in accordance with the applicable Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum (the "EXCESS PREFERRED"), the Corporation shall be prohibited from converting such Excess Preferred, and shall promptly notify the Holder of the reason therefore. The Excess Preferred shall thereafter be unconvertible to such extent until and unless Shareholder Approval is subsequently obtained, but the rights and preferences of the Series D Preferred Stock otherwise set forth in this Certificate of Designation shall otherwise remain in full force and effect.

                  e) AUTHORIZED SHARE LIMITATIONS. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Authorized Share Approval, then the Corporation may not issue upon conversion of the Series D Preferred Stock, a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued prior to such Conversion Date (A) upon conversion of or as payment of dividends on the Series D Preferred Stock and (B) upon exercise of the Warrants issued pursuant to that certain Purchase Agreement, would exceed 87,059,562 (such number of shares, the "SHARE APPROVAL MAXIMUM"), subject to adjustment for reverse and forward stock splits and the like. Each Holder shall be entitled to a portion of the Share Approval Maximum equal to the quotient obtained by dividing (x) such the number of shares of Series D Preferred Stock initially purchased by such Holder by (y) the aggregate number of shares purchased by all Holders. Such portion shall be adjusted upward ratably in the event all of the shares of Series D Preferred Stock and Warrants initially purchased by any Holder are no longer outstanding. If at any time (i) the number of shares of Common Stock which could, notwithstanding the limitation set forth herein, be issued to all Holders during the following 12 months (assuming all dividends are paid in shares of Common Stock during such period of determination based upon the VWAP at the time of any such determination) equals or exceeds the Share Approval Maximum and (ii) the Authorized Share Approval shall not have been obtained and deemed effective, then the Corporation shall issue to the Holder requesting conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Share Approval Maximum, and with respect to the remainder of the Series D Preferred Stock (including any accrued dividends) then held by such Holder for which a conversion in accordance with the applicable Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Share Approval Maximum (the "SHARE APPROVAL EXCESS PREFERRED"), the Corporation shall be prohibited from converting such Share Approval Excess Preferred, and shall promptly notify the Holder of the reason therefore. The Share Approval Excess Preferred shall thereafter be unconvertible to such extent until and unless Authorized Share Approval is subsequently obtained, but the rights and preferences of the Series D Preferred Stock otherwise set forth in this Certificate of Designation shall otherwise remain in full force and effect.

                  f) MECHANICS OF CONVERSION

                        i. DELIVERY OF CERTIFICATE  UPON  CONVERSION.  Not later
                  than three Trading Days after each Conversion Date (the "SHARE DELIVERY DATE"), the Corporation shall deliver, or cause to be delivered, to the Holder (A) a certificate or certificates which, on or after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series D Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). On or after the Effective Date, the Corporation shall, upon request of the Holder, use its commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Conversion by written notice to the Corporation, in which event the Corporation shall promptly return to the Holder any original Series D Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return any Common Stock certificates representing the shares of Series D Preferred Stock tendered for conversion to the Corporation.

                        ii. OBLIGATION ABSOLUTE; PARTIAL LIQUIDATED DAMAGES. The
                  Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares; PROVIDED, HOWEVER, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against the Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Series D Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series D Preferred Stock of the Holder shall have been sought and obtained. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 6(e)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Series D Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the third Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages or declare a Triggering Event pursuant to Section 9 for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The Exercise (as defined in the Warrant) of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

                        iii. COMPENSATION FOR BUY-IN ON FAILURE TO TIMELY DELIVER CERTIFICATES UPON CONVERSION. If the Corporation fails to deliver to the Holder such certificate or certificates by the Share Delivery Date pursuant to Section 6(e)(i), and if after such Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "BUY-IN"), then the Corporation shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) the shares of Series D Preferred Stock equal to the number of shares of Series D Preferred Stock submitted for conversion or deliver to the Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(e)(i). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series D Preferred Stock as required pursuant to the terms hereof.

                        iv. RESERVATION OF SHARES ISSUABLE UPON CONVERSION. Prior to the Authorized Share Approval Date, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D

                  Preferred  Stock and  payment  of  dividends  on the  Series D
                  Preferred Stock and shares issuable upon exercise of the Warrants, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Preferred Stock, 87,059,562 shares of the Common Stock, subject to adjustment for reverse and forward stock splits and the like. After the Authorized Share Approval Date, the Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock and payment of dividends on the Series D Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series D Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

                        v. FRACTIONAL SHARES. Upon a conversion  hereunder,  the
                  Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                        vi. TRANSFER TAXES. The issuance of certificates for shares of the Common Stock on conversion of this Series D Preferred Stock shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series D Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

                  SECTION 7. CERTAIN ADJUSTMENTS.

                  a) STOCK DIVIDENDS AND STOCK SPLITS. If the Corporation, at any time while this Series D Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock);
         (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or
         (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  b) SUBSEQUENT EQUITY SALES. If the Corporation or any Subsidiary thereof, at any time while this Series D Preferred Stock is outstanding, sells or grants any option to purchase or sells or grants any right to reprice its securities (other than a reduction in the Exercise Price (as defined in the Warrant) of the Warrants issued to the Holders on the Original Issue Date), or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then applicable Conversion Price (such lower price, the "BASE CONVERSION PRICE", and such issuances collectively, a "DILUTIVE ISSUANCE") (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the then applicable Conversion Price, such issuance shall be deemed to have occurred for less than the then applicable Conversion Price on such date of the Dilutive Issuance), then the then applicable Conversion Price shall be reduced to equal the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 7(b) in respect of an Exempt Issuance. The Corporation shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 7(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the "DILUTIVE ISSUANCE Notice"). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 7(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

                  c) SUBSEQUENT RIGHTS OFFERINGS. If the Corporation, at any time while this Series D Preferred Stock is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share that is lower than the VWAP on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the sum of (A) the number of shares of Common Stock issued and outstanding on the date of issuance of such rights, options or warrants plus (B) the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued and outstanding on the date of issuance of such rights, options or warrants plus (C) the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the sum of (X) the number of shares of the Common Stock issued and outstanding on the date of issuance of such rights, options or warrants plus (Y) the number of shares of Common Stock issuable upon conversion or exercise of Common Stock Equivalents issued and outstanding on the date of issuance of such rights, options or warrants plus (Z) the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Corporation in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. If any such rights, options or warrants expire without having been exercise, the Conversion Price as adjusted upon the issuance of such rights, options or warrants shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that only additional shares of Common Stock so issued were the additional shares of Common Stock, if any, actually issued or sold on the exercise of such rights, options or warrants and such additional shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights, options or warrants, whether or not exercised, provided that such readjustment shall not apply to prior conversions of the Series D Preferred Stock.

                  d) PRO RATA DISTRIBUTIONS. If the Corporation, at any time while the Series D Preferred Stock is outstanding, distributes to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than Common Stock, which shall be subject to Section 7(b)), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors of the Corporation in good faith. In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  e) FUNDAMENTAL TRANSACTION. If, at any time while this Series D Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person,
         (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "FUNDAMENTAL TRANSACTION"), then, upon any subsequent conversion of this Series D Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "ALTERNATE CONSIDERATION"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series D Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation of the Series D Preferred Stock with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(e) and insuring that this Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

                  f) CALCULATIONS. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

                  g) NOTICE TO THE HOLDERS.

                  i. ADJUSTMENT TO CONVERSION PRICE. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  ii. NOTICE TO ALLOW CONVERSION BY HOLDER. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series D Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder is entitled to convert the Conversion Amount of this Series D Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice.

         SECTION 8.

                  a) FORCED CONVERSION. Notwithstanding anything herein to the contrary, if after the later of the Effective Date and the date that Shareholder Approval is obtained and deemed effective, one of the following conditions are met:

                        (i)(y) the VWAP for each of any 20  consecutive  Trading
                  Day period, which 20 consecutive Trading Day period shall have commenced only after the later of the Effective Date and the date that Shareholder Approval is obtained and deemed effective (such 20 consecutive Trading Day period, the "THRESHOLD PERIOD"), exceeds $1.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) and (z) the daily trading volume for each Trading Day during such Threshold Period exceeds 250,000 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like);

                        (ii)(y) the VWAP  during the  Threshold  Period  exceeds
                  $1.25 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) and
                  (z) the daily trading volume for each Trading Day during such Threshold Period exceeds 200,000 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like);

                        (iii)(y) the VWAP during the  Threshold  Period  exceeds
                  $1.50 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) and
                  (z) the daily trading volume for each Trading Day during such Threshold Period exceeds 150,000 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like); or

                        (iv)(y) the VWAP  during the  Threshold  Period  exceeds
                  $1.75 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like) and
                  (y) the daily trading volume for each Trading Day during such Threshold Period exceeds 100,000 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), then the Corporation may, within two Trading Days after the end of any such Threshold Period, deliver a written notice to all Holders (a "FORCED CONVERSION NOTICE" and the date such notice is delivered to all Holders, the "FORCED CONVERSION NOTICE DATE") to cause each Holder to convert all or part of such Holder's Series D Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series D Preferred Stock pursuant to Section 6, it being agreed that the "Conversion Date" for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the "FORCED CONVERSION DATE"). The Corporation may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Corporation shall not be effective, unless (y) a forced conversion of the

         Series B Preferred Stock and the Series C Preferred Stock in accordance with the Series B Certificate and the Series C Certificate, respectively, occurs simultaneously with the forced conversion of the Series D Preferred Stock in accordance with this Section 8, and (z) all of the Equity Conditions have been met on each Trading Day occurring during the applicable Threshold Period through and including the later of the Forced Conversion Date and the Trading Day after the date that the Conversion Shares issuable pursuant to such conversion are actually delivered to the Holder pursuant to the Forced Conversion Notice. Any Forced Conversion Notices shall be applied ratably to all of the holders of Preferred Stock based the number of shares of Preferred Stock held by each holder of Preferred Stock as of the forced Conversion Date, provided that any voluntary conversions by a Holder shall be applied against such Holder's pro-rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Preferred Stock are forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

                  b) OPTIONAL REDEMPTION AT ELECTION OF CORPORATION. Subject to the provisions of this Section 8, at any time after the later of the Effective Date and the date that Shareholder Approval is obtained and deemed effective, the Corporation may deliver a notice to the Holders (an "OPTIONAL REDEMPTION NOTICE" and the date such notice is deemed delivered hereunder, the "OPTIONAL REDEMPTION NOTICE DATE") of its irrevocable election to redeem some or all of the then outstanding Series D Preferred Stock, for cash in an amount equal to the Optional Redemption Amount on the 20th Trading Day following the Optional Redemption Notice Date (such date, the "OPTIONAL REDEMPTION DATE" and such redemption, the "OPTIONAL REDEMPTION"). The Optional Redemption Amount is payable in full on the Optional Redemption Date. The Corporation may only effect an Optional Redemption if each of the Equity Conditions shall have been met on each Trading Day occurring during the period commencing on the Optional Redemption Notice Date through to the Optional Redemption Date and through and including the date payment of the Optional Redemption Amount is actually made. If any of the Equity Conditions shall cease to be satisfied at any time during such 20 Trading Day period, then a Holder may elect to nullify the
         Optional Redemption Notice as to such Holder by notice to the Corporation within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Corporation is obligated to notify the Holders of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from the Corporation) in which case the Optional Redemption Notice shall be null and void, AB INITIO. Additionally, the Corporation may only effect an Optional Redemption if a similar redemption of the Series B Preferred Stock and the Series C Preferred Stock, in accordance with the Series B Certificate and the Series C Certificate, respectively, occurs simultaneously with the Optional Redemption of the Series D Preferred Stock in accordance with this Section 8(b). The Corporation covenants and agrees that it will honor all Notices of Conversion tendered from the time of delivery of the Optional Redemption Notice through the date the Optional Redemption Amount is paid in full. Any Optional Redemption Notices shall be applied ratably to all of the holders of Preferred Stock based the number of shares of Preferred Stock held by each holder of Preferred Stock as of the Optional Redemption Date, provided that any voluntary conversions by a Holder shall be applied against such Holder's pro-rata allocation, thereby decreasing the aggregate amount redeemed hereunder if less than all shares of the Preferred Stock are redeemed.

         SECTION 9. REDEMPTION UPON TRIGGERING EVENTS.

                  a) "TRIGGERING EVENT" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                        i. the  Corporation  shall fail to deliver  certificates
                  representing Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the twelfth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series D Preferred Stock in accordance with the terms hereof;

                        ii. the Corporation  shall fail for any reason to pay in
                  full the amount of cash due pursuant to a Buy-In within thirty calendar days after notice therefor is delivered hereunder;

                        iii. at any time after the Authorized Share Approval Date, the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder and such failure shall continue for a period in excess of 75 calendar days;

                        iv. unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the
                  Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, such failure or breach may be cured by the Corporation, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 30 calendar days after the date on which written notice of such failure or breach shall have been delivered, or, if such cure is not possible within 30 calendar days, such cure shall have been commenced within 30 calendar days and be diligently pursued to completion;

                        v. any breach of the agreements delivered to the initial
                  Holders at the Closing pursuant to Section 2.2(a)(vii) of the Purchase Agreement;

                        vi. the Corporation  shall redeem more than a de minimis
                  number of Junior Securities other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers, directors, employees and consultants of the Corporation, provided that, while any of the Series D
                  Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $150,000 from all officers, directors and employees;

                        vii. the Corporation shall be party to a Change of Control Transaction;

                        viii. there shall have occurred a Bankruptcy Event;

                        ix. the Common  Stock  shall fail to be listed or quoted
                  for trading on a Trading Market for more than thirty Trading Days, which need not be consecutive Trading Days; or

                        x. any monetary judgment,  writ or similar final process
                  shall be entered or filed against the Corporation, any Subsidiary or any of their respective property or other assets for greater than $200,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

                        b) Upon  the  occurrence  of a  Triggering  Event,  each
                  Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to, (A) with respect to the Triggering Events set forth in Sections 9(a)(i), (iii), (vi) and (viii) (as to voluntary filings only) (collectively, "CASH REDEMPTION TRIGGERING EVENTS"), redeem all of the Series D Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of the Holder and with respect to the Triggering Events set forth in Sections 9(a)(ii), (iv), (v), (vii), (viii) (as to involuntary filings only), (ix) and (x), (collectively, "NON-CASH REDEMPTION TRIGGERING EVENTS") redeem all of the Series D Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 85% of the average of the 10 VWAPs immediately prior to the date of election hereunder (provided, however, if the issuance of shares of Common Stock pursuant to clause B of this Section 9(b) would violate the limitations set forth in Sections 6(d) and 6(e) hereof, each Holder that exercises its option to have its Series D Preferred Stock redeemed pursuant to clause B shall be issued its pro-rata portion of the lesser of the Issuable Maximum or Authorized Share Maximum (calculated as of the Original Issue Date), and the remaining shares of Common Stock shall be issued upon Shareholder Approval, provided, further that the issuance of such shares shall be based on the lower of the price at which shares would have been issued if not for Sections 6(d) and 6(e) and 85% of the average of the 10 VWAPs immediately prior to the date that Shareholder Approval is obtained and deemed effective. The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within ten Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "TRIGGERING REDEMPTION

                  PAYMENT DATE"). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series D Preferred Stock is outstanding until such date as the Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

                        c) It is  understood that  the Series  D Preferred Stock
                  is intended to be included under a general heading "stockholders' equity" in the Corporation's future balance sheets prepared in compliance with Regulation S-X of the Exchange Act. Accordingly, notwithstanding Section 9(b), in the event that (i) the Corporation's auditors, in a written opinion letter, (ii) the Commission, in writing, (iii) any Trading Market, in writing or (iv) any other governmental or regulatory body, in writing, having actual jurisdiction over the financial reporting of the Corporation shall determine, at any time, that any Cash Redemption Triggering Event constitutes a condition for redemption which is not solely within the control of the Corporation (as set forth in Item 28 of Rule 5-02 of Regulation S-X of the Exchange Act, as it may be amended or supplemented from time to time, or any successor rule thereto ("RULE 5-02")) or that as a result of any Cash Redemption Triggering Event, the Series D Preferred Stock shall not be included in the Corporation's balance sheet under a general heading "stockholders' equity", the Holders shall not have the right to receive any cash payment from the Corporation upon the occurrence of such Cash Redemption Triggering Event and shall, instead, have the right to receive the remedy that would otherwise be received by the Holders upon the occurrence of a Non-Cash Redemption Triggering Event.

         SECTION 10. NEGATIVE COVENANTS. So long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the affirmative written consent of Holders holding at least 50.1%, in the aggregate, of the then outstanding shares of Preferred Stock (which, for the avoidance of doubt, will include the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, voting as a single class), which such consent shall include the consent of Midsummer and Bushido (so long as Midsummer or Bushido, as the case may be, holds in excess of $2,000,000, in the aggregate, Stated Value the then outstanding shares of Preferred Stock):

                  a) other than Permitted Indebtedness, until September 15, 2011, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

                  b) other than Permitted Liens, until September 15, 2011, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

                  c) repay, repurchase or offer to repay, repurchase or otherwise acquire more than a DE MINIMIS number of shares of its Common Stock, Common Stock Equivalents or Junior Securities, except for the Conversion Shares to the extent permitted or required under the Transaction Documents or as otherwise permitted by the Transaction Documents;

                  d) enter into any agreement or understanding with respect to any of the foregoing; or

                  e) pay cash dividends or distributions on Junior Securities of the Corporation.

         SECTION 11. MISCELLANEOUS.

                  a) NOTICES. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number 201-750-2755, Attn: Chief Executive Officer, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 11 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this
         Section 11 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

                  b) ABSOLUTE OBLIGATION. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series D Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

                  c) LOST OR MUTILATED SERIES D PREFERRED STOCK CERTIFICATE. If a Holder's Series D Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series D Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

                  d) GOVERNING LAW. All questions  concerning the  construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "NEW YORK COURTS"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto
         hereby   irrevocably   waives,  to  the  fullest  extent  permitted  by
         applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

                  e) WAIVER. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or the Holder must be in writing.

                  f) SEVERABILITY. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

                  g) NEXT BUSINESS DAY. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

                  h) HEADINGS. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

                  i) STATUS OF CONVERTED OR REDEEMED SERIES D PREFERRED STOCK. Shares of Series D Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series D Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D 8% Convertible Preferred Stock.

         RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of the Series D 8% Convertible Preferred Stock in accordance with the foregoing resolution and the provisions of Delaware law."

                 [REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of the Series D 8% Convertible Preferred Stock to be signed by Bernard J. Berk, its Chief Executive Officer, made to be effective as of September 15, 2008.


                                      ELITE PHARMACEUTICALS, INC.


                                      By: /s/ Bernard J. Berk
                                          -----------------------------------
                                          Name: Bernard J. Berk
                                          Title: Chief Executive Officer


Attest:

By: /s/ Mark I. Gittelman
    -----------------------------
Name: Mark I. Gittelman
Title: Secretary and Chief Financial Officer

                                     ANNEX A

                              NOTICE OF CONVERSION

       (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES
                          OF SERIES D PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D 8% Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the "COMMON STOCK"), of Elite Pharmaceuticals, Inc., a Delaware corporation (the "CORPORATION"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holder for any conversion, except for any such transfer taxes.

Conversion calculations:

       Date to Effect Conversion: ______________________________________________

       Number of shares of Series D Preferred Stock owned prior to Conversion:
       _______________

       Number of shares of Series D Preferred Stock to be Converted:
       ________________________

       Stated Value of shares of Series D Preferred Stock to be Converted:
       ____________________

       Number of shares of Common Stock to be Issued: __________________________

       Applicable Conversion Price:_____________________________________________

       Number of shares of Series D Preferred Stock subsequent to Conversion:
       ___________________


                                             [HOLDER]

                                             By:_______________________________
                                                Name:
                                                Title: